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                                                                    EXHIBIT 99.1

[Crown Castle International Corp. Logo]


MEMO

To:   Directors and Executive Officers of Crown Castle International Corp.
From: E. Blake Hawk and Don Reid
Re:   Blackout Trading Period Relating to 401(k) Plan Provider Change

The Sarbanes-Oxley Act prohibits the directors and executive officers (including family members) of Crown Castle International Corp. ("Company") from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any common stock or other equity security (including any derivative security relating to such equity security) of the Company during the Blackout Period (as described below), if such equity security was "acquired in connection with" the director's or executive officer's service or employment to or with the Company. The penalty for violation of the prohibition is a loss of the profits realized from the transaction.

Information regarding the Blackout Period:

     1) Reason for the Blackout Period: The Blackout Period will result from the Company changing the provider for the Company's 401(k) Plan ("Plan") from PNC Bank to Charles Schwab Retirement Plan Services with the restriction on Plan participants indicated below.

     2) Plan transactions to be suspended during, or otherwise affected by, the Blackout Period: During the Blackout Period, most Plan transactions and information will be unavailable to a Plan participant including Plan loan distributions, changes in Plan investment elections and trading in Plan funds and assets (including Company common stock). Plan contributions and loan repayments can be processed during the Blackout Period.

     3)   Description of the class of equity securities subject to the Blackout
          Period: The class of Company equity securities in the Plan subject to or affected by the Blackout Period is Company common stock (par value $0.01 per share). [Note: The restriction on Company directors and executive officers trading during the Blackout Period is applicable to all Company common stock and other equity securities "acquired in connection with" services or employment to or with the Company as indicated above]

     4) Actual or expected beginning and ending dates: The Blackout Period is contemplated to begin on January 24, 2003 and end on or about February 17, 2003.

If you have any questions regarding the Blackout Period including the transactions prohibited by Company directors and executive officers during the Blackout Period, please contact E. Blake Hawk (713-570-3155 or bhawk@crowncastle.com) or Don Reid (713-570-3147 or dreid@crowncastle.com) at Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, Texas 77057.